Exhibit 10.4

CONSULTING AGREEMENT

BETWEEN

ANTHUS LIFE CORP.

AND

DELPHINA GROUP CORP.

This consulting agreement (“Agreement”) is made and entered into in duplicate this 1st  day of   August, 2009 (“Effective Date”), and between Anthus Life Corp., a Nevada corporation (“Corporation”), on the one hand and Delphina Group Corp., a Canadian corporation (“Consultant”), on the other hand.

RECITALS

A.
As a result, the Board of Directors of the Corporation have determined that it is in the best interests of the Corporation and its shareholders that the Corporation retain the services of a Consultant to consult with the (i) Board of Directors of the Corporation (“Board”), (ii) officers of the Corporation, and (iii) administrative staff of the Corporation concerning issues which may occur relating to the business of the Corporation, including, but not limited to, assisting the Corporation in preparing to expand its operations, product development, sales, expand distribution network, and profiling the Corporation.

B.
It is the desire of the Corporation to engage the services of the Consultant, on an independent contractor basis, to consult with the (i) Board, (ii) Officers of the Corporation, and (iii) administrative staff of the Corporation concerning issues which may occur relating to the business of the Corporation, including, but not limited to, assisting the Corporation in preparing to expand its operations through product development, sales, distribution network, and profiling the Corporation.

C.
Now, therefore, in consideration of the mutual promises, covenants and undertaking specified herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, with the intent to be obligated legally and equitably, the parties agree with each other as follows

1.  Term of Agreement

This Agreement shall be in full force and effect commencing upon the date hereof for a term of five (5) years.  The agreement shall be renewable for another five (5) years, unless otherwise terminated by either party, as per section 8. Termination clause.

2.  Minimum Amount of Service

The Consultant shall devote as much time as it deems necessary to the affairs of the Corporation as the Consultant, at the Consultant’s sole discretion, determines to be necessary or appropriate; the Consultant may represent and perform services for any other persons or companies deemed to be non-competitive in nature to the Corporation, and is not exclusively bound to the Corporation; and the Consultant may employ any additional persons to perform the duties, at the Consultant’s sole discretion and expense.  The Consultant services to be performed shall include, but not be limited to:

a.
Product Development:  The Consultant will perform various on- and off-site product research and development and tasks.  The Corporation and Consultant together may determine the ownership of the product formulation, and enter into a separate licensing agreement between them on a case by case basis.

b.
Sales:  The Consultant will perform sales functions from prospecting, making sales calls and presentations on behalf of the Corporation.  The Corporation reserves the right to final approval of any sales agreements and pricing schedules.

c.	Marketing: The Consultant shall assist the Corporation in the marketing of the Corporation and its products. The Corporation reserves the right to final approval on all materials, and agreements.
d.
Distribution Network:  The Consultant may provide certain professional networking opportunities for the Corporation.  Such opportunities may include introductions to, and the development and maintenance of relationships with key business and potential buyers of the Corporation’s product line in Canada, USA and worldwide.

e.	Management of Private Label Agreements: The Consultant will provide support in efforts of managing some private label agreements on behalf of the Corporation.
f.
Management of Formulary and Manufacturing:  The Consultant will be intimately involved in the management of the Corporation’s product formularies, as well as management of the quality control of the manufacturing process.

3.  Monetary Compensation

The Consultant shall receive payments per the following schedule:

a.	The consultant shall receive a monthly retainer fee of $3,500. This retainer may roll-over and accumulate based on the Corporations funding status as well as revenue.

4.  Expense Reimbursements

The Consultant shall be reimbursed for any out of pocket expenses with prior approval of the Corporation, as the Consultant will incur expenses in regards to its services outlined in Section 2 of this Agreement.

5.  Hold Harmless

The Corporation and the Consultant also mutually agree to indemnify and hold harmless each party and each of its affiliates, counsel, stockholders, directors, officers, employees and controlling persons, within the meaning of corporation laws in the USA and in Canada.

6.  Confidentiality

The Consultant agrees to keep confidential all material, non-public information provided to it by the Corporation, except as required by law or as contemplated by the terms o this Agreement.  Notwithstanding anything to the contrary herein, Consultant may disclose non-public information to is agents and advisors whenever Consultant determines that such disclosure is necessary or advisable to provide the services contemplated hereunder, Consultant shall inform all parties who receive disclosure of non-public information or who have access to such information of the obligation of confidentiality, and shall inform the Corporation of any disclosure of non-public information to any party other than Consultant’s independent public accountants or attorneys.

7.  Notices

All notices, requests, demands or other communications pursuant to this Agreement shall be in writing or by facsimile transmission and shall be deemed to have been duly given on the date of service, if delivered in person, by facsimile transmission accompanied by the confirmation of transmission receipt acting as confirmation of when sent, or mailed by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

If to the Corporation:           Anthus Life Corp.
13820 Old St. Augustine Road
Suite 113-185
Jacksonville, FL  32258
Tel:  904 425 1209
Fax:  904 425 5156

If to the Consultant:            Delphina Group Corp.
45 International Blvd.
Toronto, ON  M9W 6H3
Tel:  647 428 7455
Fax:  647 430 9724

Or, at such other address as the party affected may designate in a written notice to such other party in compliance with this paragraph.

8.  Termination

Either party may terminate this Agreement prior to the expiration of the Term upon thirty (30) days written notice with mutual written consent.  Failing to have mutual consent, without prejudice to any other remedy to which the terminating party may be entitled, if any, either party may terminate this Agreement with thirty (30) days written notice under the following conditions:

1.	By the Corporation –
i.
If during the Primary Term of the Agreement or any Extension Period, Consultant is unable or fails to provide the Services as set forth herein for thirty (30) consecutive business days because of illness, accident, or other incapacity of Consultant’s Personnel; or,.

ii.	If Consultant willfully breaches or neglects the duties required to be performed hereunder; or,

2.	By the Consultant –
i.
If the Corporation ceases business or sells a controlling interest to a third party, or agrees to a consolidation or merger of itself with or into another corporation, or enters into such a transaction outside of the scope of this Agreement, or sells substantially all of its assets to another corporation, entity or individual outside of the scope of this Agreement; or,

ii.	If the Corporation, subsequent to the execution hereof institutes, makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy, or is adjudicated a bankrupt; or,
iii.	If any of the disclosures made herein or subsequent hereto by the Corporation to Consultant are determined to be materially false or misleading.

9.  Consent to Agreement

By executing this Agreement, each party, for itself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in the Agreement.

Executed at Jacksonville, Florida, effective as of the date specified in the preamble of this Agreement.

Corporation:	Consultant:

Anthus Life Corp.	Delphina Group Corp.
a Nevada corporation	a Canadian Corporation

BY: _____________________________	BY: _____________________________

William Kefalas	Nicholas Plessas
President	President
13820 Old St. Augustine Rd.., Ste. 113-185	45 International Blvd.
Jacksonville, FL 32258	Toronto, ON M9W 6H3